Exhibit 99.1

FOR RELEASE, Wednesday, June 29, 2011	For Further Information Contact:
5:00 a.m. Pacific Daylight Time	Katoiya Marshall, Investor Relations Contact
(310) 893-7446 or kmarshall@kbhome.com
Craig LeMessurier, Media Contact
(925) 580-1583 or clemessurier@kbhome.com
KB HOME REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS
LOS ANGELES (June 29, 2011) — KB Home (NYSE: KBH), one of America’s premier homebuilders, today reported results for its second quarter ended May 31, 2011. Highlights and developments include the following:
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Revenues totaled $271.7 million in the second quarter of 2011, down 27% from $374.1 million in the second quarter of 2010. The decrease was mainly due to lower housing revenues, reflecting a 29% year-over-year decrease in the number of homes delivered to 1,265, partly offset by a 3% year-over-year increase in the average selling price to $213,400.

•
The Company reported a net loss of $68.5 million, or $.89 per diluted share, for the quarter ended May 31, 2011, compared to a net loss of $30.7 million, or $.40 per diluted share, for the same period in 2010. The 2011 second quarter net loss included noncash charges for inventory impairments and land option contract abandonments of $20.6 million, and a loss on loan guaranty of $14.6 million related to the Company’s South Edge, LLC residential development joint venture. There were no such items in the second quarter of 2010.

•
At the end of the 2011 second quarter, the Company had $735.3 million of cash, cash equivalents and restricted cash, of which $621.3 million was unrestricted. The Company’s debt balance at May 31, 2011 was $1.69 billion, down $83.9 million from $1.78 billion at November 30, 2010 due to the repayment of secured debt.

•
Company-wide net orders decreased 11% to 1,998 in the second quarter of 2011 from 2,244 in the corresponding period of 2010. Second quarter net orders increased 53% from the first quarter of 2011. This compared favorably to a 17% sequential increase in net orders from the first to the second quarter of 2010. At May 31, 2011, the Company had 2,422 homes in backlog, representing projected future housing revenues of approximately $501.5 million, compared to a backlog of 3,175 homes, representing projected future housing revenues of approximately $648.2 million at May 31, 2010.
•
In June, the U.S. Environmental Protection Agency presented KB Home with a company-record 12 of the agency’s annual ENERGY STAR® Leadership in Housing awards. The awards are given to homebuilders in recognition of their contributions to energy-efficiency and environmental protection in the construction of new homes. The Company received awards for the homes it built last year in Arizona, California, Colorado, Florida, Nevada, North Carolina, South Carolina and Texas. KB Home currently builds ENERGY STAR qualified homes in all of its markets.

•
The Company entered into a marketing services agreement with MetLife Home Loans, a division of MetLife Bank, N.A., under which MetLife Home Loans became KB Home’s preferred mortgage lender effective June 27, 2011. Under the agreement, MetLife Home Loans will offer a wide array of financing options and mortgage loan products to the Company’s homebuyers at all of the Company’s communities nationwide. MetLife Home Loans recently ranked #2 in overall customer satisfaction and #1 in loan officer performance in a J.D. Power and Associates study of 14 mortgage originators.

“Although a broad-based housing recovery remains stalled, it appears that the worst of the crisis is behind the homebuilding industry as select markets for new homes are showing signs of stability,” said Jeffrey Mezger, president and chief executive officer. “Uncertainty and caution about the economy are keeping many qualified homebuyers from entering the market, even though historically high housing affordability makes this a good time to buy. We believe the current housing market conditions will likely continue until there are meaningful and sustained improvements in job growth and consumer confidence.”
“Amid the backdrop of a stagnant housing market, we continue to differentiate KB Home from other homebuilders and resale homes, particularly through our commitment to our energy efficiency initiatives,” said Mezger. “With these initiatives and other operational actions, and with indications of improving conditions in a number of our markets, we believe we are well-positioned to capitalize on attractive opportunities for growth in the years ahead. While our year-over-year second quarter net orders were significantly affected by the federal homebuyer tax credit that expired in April 2010, which pulled demand forward to last year’s second quarter, we expect to generate favorable year-over-year net order comparisons in the second half of 2011. We also expect the sequential increases in our deliveries and revenues for the remaining quarters of this year to improve our operating leverage, bring our financial metrics into better balance, and drive stronger bottom line results compared to the first two quarters of the year.”
Total revenues of $271.7 million for the quarter ended May 31, 2011 decreased 27% from the year-earlier quarter, primarily reflecting a 29% decrease in the number of homes delivered, partly offset by a 3% increase in the average selling price. The Company delivered 1,265 homes at an average selling price of $213,400 in the 2011 second quarter, compared to 1,782 homes delivered at an average selling price of $207,900 in the year-earlier quarter. The Company generated no land sale revenues in the second quarter of 2011 and $2.1 million of land sale revenues in the second quarter of 2010.

The Company’s homebuilding business posted operating losses of $57.5 million for the quarter ended May 31, 2011 and $17.3 million for the quarter ended May 31, 2010. The loss expanded by $40.2 million year over year, primarily due to noncash inventory impairment and land option contract abandonment charges of $20.6 million and the loss on loan guaranty of $14.6 million recorded in the 2011 second quarter. There were no such items in the year-earlier quarter. The loss on loan guaranty reflected the Company’s updated estimate of its probable obligation under a limited several repayment guaranty it provided to the administrative agent for the lenders to South Edge, LLC. The revision was based on the terms of a related consensual agreement among the Company, the administrative agent, several of the lenders, and certain of the other members of South Edge, LLC and their respective parent companies regarding a consensual plan of reorganization for South Edge, LLC. The agreement became effective on June 10, 2011.
Excluding the inventory impairment and land option contract abandonment charges and the loss on loan guaranty, the Company’s 2011 second quarter homebuilding operating loss was $22.3 million. The current quarter operating loss also reflected reduced gross profits compared to the year-earlier quarter, partly offset by lower selling, general and administrative expenses. The reduction in gross profits for the current quarter resulted from fewer homes delivered and a lower housing gross margin. The Company’s second quarter housing gross margin decreased to 7.3% in 2011 from 17.7% in 2010, partly due to the inventory impairment and land option contract abandonment charges recorded in the 2011 period. Excluding these charges, the housing gross margin of 14.9% in the current quarter declined from the year-earlier quarter, driven by reduced leverage from the lower volume of homes delivered, competitive pricing pressure in certain markets and a shift in product mix. However, compared to the 2011 first quarter, this quarter’s housing gross margin improved sequentially by 150 basis points.
Selling, general and administrative expenses decreased by $20.5 million, or 25%, to $62.5 million in the second quarter of 2011 from $83.0 million in the year-earlier period. The decrease reflected the Company’s continuing actions to streamline its organizational structure and reduce overhead, a drop in legal expenses, and the lower volume of homes delivered. As a percentage of housing revenues, the Company’s selling, general and administrative expenses increased slightly to 23.2% in the second quarter of 2011 from 22.4% in the year-earlier quarter as a result of the substantial year-over-year decrease in housing revenues. On a sequential basis, this ratio improved by 220 basis points in the second quarter of 2011 from 25.4% in the first quarter of 2011.
Interest expense, net of amounts capitalized, decreased to $13.1 million in the second quarter of 2011 from $16.5 million in the year-earlier quarter, mainly reflecting an increase in the amount of interest capitalized due to a higher balance of inventory qualifying for interest capitalization.
The Company’s financial services operations, which included the Company’s equity interest in an unconsolidated mortgage banking joint venture, generated pretax income of $1.6 million in the current quarter and $4.2 million in the year-earlier quarter. The equity in income of the unconsolidated mortgage banking joint venture declined to $.7 million in the second quarter of 2011 from $3.6 million in the year-earlier quarter, primarily due to decreases in mortgage loan originations and profits per loan. The Company entered into a marketing services agreement with MetLife Home Loans, a division of MetLife Bank, N.A., under which MetLife Home Loans became KB Home’s preferred mortgage lender effective June 27, 2011. Under the agreement, MetLife Home Loans will offer a wide array of financing options and mortgage loan products to the Company’s homebuyers at all of the Company’s communities nationwide. Also effective June 27, 2011, the Company’s unconsolidated mortgage banking joint venture with a subsidiary of Bank of America, N.A. ceased accepting loan applications. Bank of America, N.A. will continue to process and close residential consumer mortgage loans that the unconsolidated mortgage banking joint venture originated for the Company’s homebuyers on or before June 26, 2011.
The Company’s total pretax loss for the second quarter of 2011 was $68.8 million, including noncash charges of $20.6 million for inventory impairments and land option contract abandonments and a $14.6 million loss on loan guaranty. There were no such items in the second quarter of 2010. Excluding the charges and the loss on loan guaranty, the Company’s pretax loss was $33.6 million for the quarter ended May 31, 2011, compared to a pretax loss of $30.6 million for the year-earlier quarter.
The Company posted a net loss of $68.5 million, or $.89 per diluted share, in the second quarter of 2011, including an after-tax charge of $25.7 million to record a valuation allowance against the net deferred tax assets generated from the quarter’s loss. In the second quarter of 2010, the Company generated a net loss of $30.7 million, or $.40 per diluted share, including a similar after-tax charge of $12.8 million.
Net orders in the second quarter of 2011 were 1,998, down 11% from 2,244 in the year-earlier period. This year-over-year comparison was heavily affected by the April 30, 2010 expiration of the federal tax credit for first-time homebuyers, which significantly elevated the Company’s net order volume in the second quarter of 2010. Notwithstanding the impact of the tax credit, the year-over-year second quarter comparison showed substantial improvement from the 32% year-over-year decrease in net orders reported in the first quarter of 2011. The cancellation rate as a percentage of gross orders was 25% in the second quarter of 2011 and 24% in the year-earlier quarter. The Company’s backlog at the end of the 2011 second quarter totaled 2,422 homes, a 24% decrease from 3,175 homes at the end of the second quarter of 2010. At May 31, 2011, projected future housing revenues from homes in backlog totaled approximately $501.5 million, a 23% decrease from projected future housing revenues of approximately $648.2 million at May 31, 2010, reflecting the lower number of homes in backlog.
For the six months ended May 31, 2011, Company-wide revenues totaled $468.7 million, down 27% from $638.0 million for the year-earlier period. The decrease was mainly due to lower housing revenues. The number of homes delivered in the first six months of fiscal 2011 decreased 29% year over year to 2,214, while the average selling price increased 3% year over year to $210,100. The Company posted a net loss of $183.0 million, or $2.38 per diluted share, for the six months ended May 31, 2011, including noncash charges of $76.1 million for inventory and joint venture impairments and land option contract abandonments, a $37.3 million loss on loan guaranty, and an after-tax charge of $70.8 million to record a valuation allowance against net deferred tax assets. In the six months ended May 31, 2010, the Company generated a net loss of $85.4 million, or $1.11 per diluted share, including noncash charges of $13.4 million for inventory impairments and land option contract abandonments, and a $34.0 million after-tax charge to record a valuation allowance against net deferred tax assets.
The Conference Call on the Second Quarter 2011 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Daylight Time, 11:30 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
KB Home, one of the nation’s premier homebuilders, has delivered over half a million quality homes for families since its founding in 1957. The Los Angeles-based company is distinguished by its Built to Order™ homebuilding approach that puts a custom home experience within reach of its customers at an affordable price. KB Home has been named the #1 Green Homebuilder in a study by Calvert Investments and the #1 Homebuilder on FORTUNE magazine’s 2011 World’s Most Admired Companies list. The Company trades under the ticker symbol “KBH” and was the first homebuilder listed on the

New York Stock Exchange. For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic, employment and business conditions; adverse market conditions that could result in additional impairments or abandonment charges and operating losses, including an oversupply of unsold homes, declining home prices and increased foreclosure and short sale activity, among other things; conditions in the capital and credit markets (including residential consumer mortgage lending standards, the availability of residential consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to total capital, and our ability to adjust our debt level and structure; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and existing homes, including sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including, but not limited to, the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential consumer mortgage interest payments and property taxes, tax exemptions for profits on home sales, and programs intended to modify existing mortgage loans and to prevent mortgage foreclosures), the homebuilding industry, or construction activities; the availability and cost of land in desirable areas; legal or regulatory proceedings or claims, including an involuntary bankruptcy and other legal proceedings involving the South Edge, LLC residential development joint venture located in Las Vegas, Nevada in which we are a participant; the confirmation by the bankruptcy court of a consensual plan of reorganization for South Edge, LLC and the implementation of such a plan in accordance with the consensual agreement effective June 10, 2011 among the Company, the administrative agent for the lenders to South Edge, LLC, several of those lenders, and certain of the other members of South Edge, LLC and their respective parent companies; the ability and/or willingness of participants in our unconsolidated joint ventures to fulfill their obligations; our ability to access capital; our ability to use the net deferred tax assets we have generated; our ability to successfully implement our current and planned product, geographic and market positioning (including, but not limited to, our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count and open new communities), revenue growth and cost reduction strategies; consumer traffic to our new home communities and consumer interest in our product designs, including The Open SeriesTM; impact of our unconsolidated mortgage banking joint venture with a subsidiary of Bank of America, N.A. ceasing to accept loan applications effective June 27, 2011; the manner in which residential consumer mortgage loans and mortgage banking services are offered to our homebuyers; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Six Months and Three Months Ended May 31, 2011 and 2010
(In Thousands, Except Per Share Amounts — Unaudited)

	Six Months		Three Months
	2011	2010	2011	2010

Total revenues	$468,678	$638,030	$271,738	$374,052

Homebuilding:
Revenues	$465,284	$635,025	$269,983	$372,514
Costs and expenses	(570,632)	(688,576)	(327,473)	(389,833)

Operating loss	(105,348)	(53,551)	(57,490)	(17,319)

Interest income	653	1,025	270	601
Interest expense	(24,560)	(35,925)	(13,121)	(16,518)
Equity in loss of unconsolidated joint ventures	(55,929)	(2,732)	(92)	(1,548)

Homebuilding pretax loss	(185,184)	(91,183)	(70,433)	(34,784)

Financial services:
Revenues	3,394	3,005	1,755	1,538
Expenses	(1,652)	(1,885)	(787)	(992)
Equity in income of unconsolidated joint venture	512	4,950	661	3,629

Financial services pretax income	2,254	6,070	1,629	4,175

Total pretax loss	(182,930)	(85,113)	(68,804)	(30,609)
Income tax benefit (expense)	(100)	(300)	300	(100)

Net loss	$(183,030)	$(85,413)	$(68,504)	$(30,709)

Basic and diluted loss per share	$(2.38)	$(1.11)	$(.89)	$(.40)

Basic and diluted average shares outstanding	76,983	76,844	76,991	76,854

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	May 31,	November 30,
	2011	2010

Assets

Homebuilding:
Cash and cash equivalents	$621,304	$904,401
Restricted cash	113,963	115,477
Receivables	70,353	108,048
Inventories	1,894,981	1,696,721
Investments in unconsolidated joint ventures	51,136	105,583
Other assets	83,551	150,076

	2,835,288	3,080,306

Financial services	25,060	29,443

Total assets	$2,860,348	$3,109,749

Liabilities and stockholders’ equity

Homebuilding:
Accounts payable	$127,576	$233,217
Accrued expenses and other liabilities	594,385	466,505
Mortgages and notes payable	1,691,659	1,775,529

	2,413,620	2,475,251

Financial services	3,276	2,620
Stockholders’ equity	443,452	631,878

Total liabilities and stockholders’ equity	$2,860,348	$3,109,749

KB HOME
SUPPLEMENTAL INFORMATION
For the Six Months and Three Months Ended May 31, 2011 and 2010
(In Thousands — Unaudited)

	Six Months		Three Months
Homebuilding revenues:	2011	2010	2011	2010

Housing	$465,206	$632,579	$269,983	$370,421
Land	78	2,446	—	2,093

Total	$465,284	$635,025	$269,983	$372,514

	Six Months		Three Months
Costs and expenses:	2011	2010	2011	2010

Construction and land costs
Housing	$421,052	$530,950	$250,381	$304,756
Land	125	2,433	—	2,087

Subtotal	421,177	533,383	250,381	306,843
Selling, general and administrative expenses	112,125	155,193	62,520	82,990
Loss on loan guaranty	37,330	—	14,572	—

Total	$570,632	$688,576	$327,473	$389,833

	Six Months		Three Months
Interest expense:	2011	2010	2011	2010

Interest incurred	$59,011	$60,104	$29,462	$29,419
(Gain) on early extinguishment of debt/loss on voluntary termination of credit facility	(3,612)	1,802	—	436
Interest capitalized	(30,839)	(25,981)	(16,341)	(13,337)

Total	$24,560	$35,925	$13,121	$16,518

	Six Months		Three Months
Other information:	2011	2010	2011	2010

Depreciation and amortization	$2,268	$2,845	$1,120	$1,423
Amortization of previously capitalized interest	31,013	51,769	19,589	28,383

KB HOME
SUPPLEMENTAL INFORMATION
For the Six Months and Three Months Ended May 31, 2011 and 2010
(Unaudited)

	Six Months		Three Months
Average sales price:	2011	2010	2011	2010

West Coast	$310,100	$323,900	$303,500	$327,300
Southwest	152,300	159,100	156,500	160,600
Central	172,700	161,500	177,300	166,700
Southeast	195,700	154,300	196,900	154,000

Total	$210,100	$203,500	$213,400	$207,900

	Six Months		Three Months
Homes delivered:	2011	2010	2011	2010

West Coast	577	840	353	500
Southwest	341	575	183	359
Central	838	1,079	475	550
Southeast	458	614	254	373

Total	2,214	3,108	1,265	1,782

Unconsolidated joint ventures	1	55	—	34

	Six Months		Three Months
Net orders:	2011	2010	2011	2010

West Coast	946	1,037	542	608
Southwest	476	664	270	351
Central	1,286	1,511	838	796
Southeast	592	945	348	489

Total	3,300	4,157	1,998	2,244

Unconsolidated joint ventures	—	46	—	27

Backlog data:	May 31, 2011		May 31, 2010
(Dollars in thousands)	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
West Coast	572	$172,147	720	$241,383
Southwest	274	43,572	371	60,278
Central	1,141	199,350	1,351	224,212
Southeast	435	86,475	733	122,365

Total	2,422	$501,544	3,175	$648,238

Unconsolidated joint ventures	—	$—	28	$11,760

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
For the Six Months and Three Months Ended May 31, 2011 and 2010
(In Thousands, Except Percentages — Unaudited)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s housing gross margin, excluding inventory impairment and land option contract abandonment charges, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the housing gross margin, excluding inventory impairment and land option contract abandonment charges is not calculated in accordance with GAAP, this measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to the operating and financial performance measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement its respective most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Housing Gross Margin, Excluding Inventory Impairment and Land Option Contract Abandonment Charges
The following table reconciles the Company’s housing gross margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s housing gross margin, excluding inventory impairment and land option contract abandonment charges:

	Six Months		Three Months
	2011	2010	2011	2010

Housing revenues	$465,206	$632,579	$269,983	$370,421
Housing construction and land costs	(421,052)	(530,950)	(250,381)	(304,756)

Housing gross margin	44,154	101,629	19,602	65,665
Add: Inventory impairment and land option contract abandonment charges	22,294	13,362	20,591	—

Housing gross margin, excluding inventory impairment and land option contract abandonment charges	$66,448	$114,991	$40,193	$65,665

Housing gross margin as a percentage of housing revenues	9.5%	16.1%	7.3%	17.7%

Housing gross margin, excluding inventory impairment and land option contract abandonment charges, as a percentage of housing revenues	14.3%	18.2%	14.9%	17.7%

Housing gross margin, excluding inventory impairment and land option contract abandonment charges, is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs before pretax, noncash inventory impairment and land option contract abandonment charges associated with housing operations recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross margin. The Company believes housing gross margin, excluding inventory impairment and land option contract abandonment charges, is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profit the Company generated specifically on the homes delivered during a given period and enhances the comparability of housing gross margins between periods. This financial measure assists management in making strategic decisions regarding product mix, product pricing and construction pace. The Company also believes investors will find housing gross margin, excluding inventory impairment and land option contract abandonment charges, relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of charges for inventory impairments or land option contract abandonments.

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages — Unaudited)
Ratio of Net Debt to Total Capital
Company management’s discussion of the results presented in this press release may include the Company’s ratio of net debt to total capital, which is not calculated in accordance with GAAP. The Company believes this non-GAAP financial measure can be relevant and useful to investors in understanding the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the Company’s ratio of net debt to total capital is not calculated in accordance with GAAP, this measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to the operating and financial performance measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement its respective most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations. The following table reconciles the Company’s ratio of debt to total capital calculated in accordance with GAAP to the non-GAAP financial measure of the ratio of net debt to total capital:

	May 31,	November 30,
	2011	2010

Mortgages and notes payable	$1,691,659	$1,775,529
Stockholders’ equity	443,452	631,878

Total capital	$2,135,111	$2,407,407

Ratio of debt to total capital	79.2%	73.8%

Mortgages and notes payable	$1,691,659	$1,775,529
Less: Cash and cash equivalents and restricted cash	(735,267)	(1,019,878)

Net debt	956,392	755,651
Stockholders’ equity	443,452	631,878

Total capital	$1,399,844	$1,387,529

Ratio of net debt to total capital	68.3%	54.5%

The ratio of net debt to total capital is a non-GAAP financial measure, which the Company calculates by dividing mortgages and notes payable, net of homebuilding cash and cash equivalents and restricted cash, by total capital (mortgages and notes payable, net of homebuilding cash and cash equivalents and restricted cash, plus stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to total capital. The Company believes the ratio of net debt to total capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.